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                                                                    EXHIBIT 99.1
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COYOTE SPORTS TO ACQUIRE ALL OF THE ASSETS OF WEST COAST COMPOSITES, AND
OPERATING UNIT OF COBRA GOLF INC.; FORMS STRATEGIC ALLIANCE PARTNERSHIP AS PRIMARY SUPPLIER TO COBRA.

BOULDER, Colo.-- (BUSINESS WIRE)--Sept. 10, 1998--Coyote Sports, Inc. (NASDAQ:COYT), a leading provider of recreational products and sports equipment to the golf and cycling industries, has signed a 5-year agreement to manufacture premium high-end graphite golf shafts to be used in Cobra golf clubs.

The agreement will enlarge Coyote's market share for graphite golf shafts. Under the terms of the agreement, Coyote Sports will acquire all of the assets of Cobra's graphite shaft operations, West Coast Composites.

"This agreement emphasizes our commitment to be the top golf shaft producer in the world," said Jim Probst, president and CEO of Coyote Sports, Inc. "West Coast Composite's state-of-the-art equipment will expand the capacity of Coyote's wholly owned subsidiary, Unifiber Corporation. We look forward to providing Cobra Golf with our finest graphite golf shaft engineering and manufacturing technology."

Robert Dubiel, president and CEO of Cobra Golf Inc., said: "Part of the decision to award this agreement to Coyote Sports was based upon the fact that the company's Unifiber subsidiary has demonstrated excellent technological and manufacturing capabilities as recognized by an ISO 9001 quality certification. We strongly value, and always will, the necessity for outstanding quality in superior performance products, qualities we have come to recognize in Unifiber golf shafts."

(ISO 9001 certification is an award for quality engineering, design, and manufacture that has predominately been awarded to companies in aerospace, electronic, and automotive industries.)

Coyote Sports Inc. is a diversified sports equipment manufacturing and distribution company. The company specializes in golf (Apollo and Unifiber shafts), cycling (Reynolds premium cycle tubing), and the manufacture of advance composite materials used for sporting goods products.

Certain oral and written statements of the management of the company included in this press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and section 21E of the Securities Exchange Act of 1934. The accuracy of such statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to, the integration of new companies and products with the company's current operations; general decreases in consumer spending for sports equipment and recreational products; intense competition, including the entry of new competitors; the company's ability to obtain additional debt or equity financing; unexpected costs; lower sales than forecasted and loss of significant customers as well as other factors.

Teleconference with CEO Jim Probst today at 4:00 ET to go over significance of this announcement as well as answers to other questions. Join in by calling, 800/553-3540.

CONTACT:  Investor Relations Services Inc.
Ph: 904/409-0200